Exhibit 99.1

Contact:	Dana Wardwell
(828) 454-0676

Blue Ridge Paper Products Inc. Reports Second Quarter Fiscal Year 2004 Results:

CANTON, North Carolina (Bloomberg: bluerd) – Blue Ridge Paper Products Inc. today reported a net loss of $13.3 million for the second quarter ended June 30, 2004.  The Company’s results included $2.9 million of severance and shutdown related expenses associated with the closure of its facility in Fort Worth, Texas and the headcount reduction program at its Canton, North Carolina mill and corporate staff.  This compares to a net loss of $9.8 million for the second quarter ended June 30, 2003, which included $0.6 million of severance related charges.  Net sales for the second quarter ended June 30, 2004 increased $6.0 million or 5.2% to $121.4 million compared to $115.4 million for the same period in 2003.

Commenting on the quarter, Richard Lozyniak, Chief Executive Officer, stated “While our second quarter results reflected the effects of increased maintenance spending associated with our pulp mill and boiler outages and the seasonally lower demand in our carton business, we are optimistic about the rest of the year. The industry continues to show strong fundamentals with steady improvement in paper pricing and demand in our markets throughout the quarter and to date in the third quarter.  In addition we are successfully implementing our cost improvement programs and we continue to see improved productivity and operating efficiencies.  Looking forward, we believe our adjusted EBITDA for 2004 will be better than our 2003 results.”

Key Business Highlights

•                  The latest industry reports indicate that year-to-date shipments for uncoated free-sheet rose approximately 3.2% compared to last year.  The increase in demand, coupled with lower imports, and reduced capacity led to industry operating rates of 93% at the end of June compared to 89% a year ago.  Backlogs remain strong and inventory levels remain very lean.  As a result, the pricing environment continues to improve.  The Company has seen several price increases for its uncoated paper products over the last five months.

•                  Significant improvements in productivity, inventory reductions, and strong demand allowed the Company to increase its shipments in the first half of 2004 by 18,000 tons or 6.7% over the comparable period in 2003.

•                  The Company has largely completed its headcount reduction program.  At the end of July, the Company had eliminated 106 of the 132 positions it was expecting to eliminate.  The remaining positions will be eliminated by November.  The total severance expense, which has been fully recognized in the first half of the year, is expected to be $4.4 million.  Annualized savings are expected to be around $7.5 million and the Company expects to begin to realize the benefits of the downsizing in the second half of this year.  Net of transition expenses associated with the closure of its Fort Worth facility, the Company expects to realize $1.9 million of savings this year.

•                  At the Canton, North Carolina facility, it is necessary to conduct two pulp mill outages per year, one each in the spring and fall, in order to complete necessary maintenance items in the pulp mill, boilers and chemical recovery areas.  The 2004 spring outage was extended in order to perform additional non-routine maintenance projects in those areas.

The Company defines EBITDA as net income before interest, taxes and depreciation and amortization.  Adjusted EBITDA is EBITDA adjusted for certain extraordinary and non-cash items.  EBITDA and Adjusted EBITDA are non-GAAP.  The Company believes that EBITDA and Adjusted EBITDA can assist investors in analyzing and assessing its ability to service debt.  In addition, management focuses on EBITDA and Adjusted EBITDA, as defined, as measures of the Company’s operating performance and as measures of the ability of the business to generate cash.  These measures should not be considered in isolation or as an alternative to net income in measuring operating performance and as an alternative to cash flows in measuring our liquidity.  EBITDA and Adjusted EBITDA as the Company defines these terms may not be comparable to similarly titled financial performance measures presented by other companies.

The Adjusted EBITDA for the three months ended June 30, 2004 was a negative $0.1 million compared to Adjusted EBITDA of $3.6 million for the three-month period ended March 31, 2004.  EBITDA and Adjusted EBITDA decreased for the three months ended June 30, 2004 as a result of an increase in the Company’s net loss in the 2004 second quarter compared to the 2003 second quarter.  Excluding a cost of $4.1 million associated with the 2004 spring pulp mill outage described above, our net loss would have been lower for the three months ended June 30, 2004 and, consequently, our Adjusted EBITDA for the three months ended June 30, 2004 would have exceeded the Adjusted EBITDA for the three months ended March 31, 2004.

ADJUSTED EBITDA — NON-GAAP MEASURES ($000)

		Three Months Ended
		June 30 2004	March 31 2004
Net Income/(Loss)		$(13,308)	$(9,930)

Income Taxes		—	—
Interest Expense		3,906	3,960
Depreciation Expense		4,504	4,720
Amortization Costs		297	289

EBITDA		(4,601)	(961)

ESOP Expense	(A)	1,800	1,800
Management Fee	(B)	573	579
Severance Expense	(C)	2,158	2,198
Other	(D)	(38)	(25)

Adjusted EBITDA		$(108)	$3,591

(A)                    ESOP expense is a non-cash labor expense we incur each year in connection with the parent company’s

Employee Stock Ownership Plan.

(B)                      The management fee (“KPS fee”) is a fee due to KPS Special Situations Fund, L.P., the parent company’s controlling stockholder.  Since September 2001, this fee has been a non-cash accrued expense and effective October 1, 2003, the obligation to pay the KPS fee was assigned to the parent without recourse to the Company with result that it will no longer constitute one of the Company’s legal obligations.

(C)                      Severance expenses for both of the 2004 three-month periods are related to the closure of the Fort Worth DairyPak facility and the restructuring at the Canton, North Carolina facility and corporate staff.  For the 2003 three-month period, severance expense was related to the closure of the Morristown, New Jersey DairyPak facility.  The accrued severance cost is expected to be paid by December 2004.  The accrued severance cost is expected to be paid by December 2004.

(D)                     Other expense contains gain or loss on the sale of equipment or other operating assets and funds received related to customer liquidations.

For additional information, please refer to the Company’s quarterly report on Form 10-Q for the period ended June 30, 2004 filed with the SEC.

Certain statements in this presentation constitute forward-looking statements or statements that may be deemed or construed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The words “forecast,” “estimate,” “project,” “intend,” “expect,” “should,” “would,” “believe” and similar expressions and all statements that are not historical facts are intended to identify forward-looking statements.  These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors, which could cause the Company’s actual results, performance (financial or operating), or achievements to differ from the future results, performance (financial or operating), or achievements expressed or implied by such forward-looking statements.  These factors include but are not limited to the following:  changes in underlying paper and packaging prices, raw material prices and demand for the Company’s products, and the success of various cost savings initiatives.  These and other risks are more fully discussed in our Registration Statement on Form S-4 relating to the exchange notes, as amended and filed with the SEC.